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                                                                     EXHIBIT 5.2



                      [Lionel Sawyer & Collins Letterhead]



                                  June 15, 2004





Simmons Company
One Concourse Parkway, Suite 800
Atlanta, GA 30328

Ladies and Gentlemen:

         We have acted as special Nevada counsel to Dreamwell, Ltd., a Nevada limited liability company, and Simmons Capital Management, LLC, a Nevada limited liability company (together, the "NEVADA GUARANTORS") in connection with the Simmons Company's Registration Statement on Form S-4, Registration No. 333-113861 (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended, relating to $200,000,000 aggregate principal amount of the Company's 7.875% Senior Subordinated Notes due 2014 (the "NOTES") and the accompanying guarantees (each a "GUARANTEE" and collectively, the "GUARANTEES").

         In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the the Indenture (including the Guarantees provided therein), dated as of December 19, 2003, among the Simmons Company, Gallery Corp., SC Holdings, Inc. , Sleep Country USA, Inc., The Simmons Manufacturing Co., LLC, Windsor Bedding Co., LLC , World of Sleep Outlets, LLC, Simmons Contract Sales, LLC, the Nevada Guarantors and Wells Fargo Bank Minnesota, National Association, as trustee, pursuant to which the Notes will be issued (the "Indenture"), and such company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Nevada Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Nevada Guarantors.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the execution, delivery and performance of the Guarantee to be executed by each of

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the Nevada Guarantors have been duly authorized by all necessary corporate action on the part of such Nevada Guarantor.

         The opinions expressed herein are limited to the laws of the State of Nevada, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

         We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

                                        Very truly yours,


                                        /s/ Lionel Sawyer & Collins